Exhibit 99.1

Appian Announces Proposed Public Offering of Class A Common Stock

Reston, VA, August 20, 2018 – Appian Corporation (Nasdaq: APPN) today announced the launch of a proposed underwritten public offering of 2,000,000 shares of its Class A common stock, of which 1,675,000 shares of Class A common stock are being offered by Appian and 325,000 shares of Class A common stock are being offered by existing stockholders of Appian. Appian will not receive any of the proceeds from the sale of shares of Class A common stock by the selling stockholders. Appian expects to grant the underwriters a 30-day option to purchase up to an additional 300,000 shares of Class A common stock from it at the public offering price, less underwriting discounts and commissions.

Barclays is acting as sole underwriter in the offering. The offering is being made pursuant to a shelf registration statement, including a base prospectus, filed by Appian with the Securities and Exchange Commission (SEC), which was effective upon filing. The offering may be made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus may also be obtained, when available, from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone: (888) 603-5847 or email: Barclaysprospectus@broadridge.com. The final terms of the offering will be disclosed in a final prospectus supplement to be filed with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there by any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Appian

Appian provides a leading low-code software development platform that enables organizations to rapidly develop powerful and unique applications. The applications created on Appian’s platform help companies drive digital transformation and competitive differentiation.